T. R. CHADHA & CO.
CHARTERED ACCOUNTANTS
1, Smruti, Ground Floor
M. V. Panlosakar Road
Nr. Hanuman Cross Road No. 2
Vile Parle (E), Mumbai – 400 057
Tel.: 022-26121428
Fax.: 022-26100092
Email:mumbai@trchadha.com

Ref. 240/107/2012

March 15 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir/Madam

We have delivered an audit report on the financial statements of Xalted Information Systems Pvt. Ltd. ("Xalted Information") for the years ending December 31, 2009 and December 31, 2010. We understand that Xalted Information Systems became an indirect subsidiary of Kranem Corporation as of May 13, 2011. We have never been and are not associated with the financial statements of Kranem Corporation.

We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's current report on Form 8-K dated 14th March 2012, and are in agreement with the disclosure in that report insofar as it pertains to our firm. Without limitation, we are in agreement with the Company's characterization of our firm as the Company's "predecessor accountants" as that term is used in connection with the audit firms of entities engaging in reverse merger transactions.

Thanking you,

Yours sincerely,

For T. R. Chadha & Co.
Chartered Accountants

Vikas Kumar

Vikas Kumar
(Partner)

T. R. CHADHA & CO. MUMBAI CHARTERED ACCOUNTANTS